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                                                                    EXHIBIT 10.6

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                                                                        12/18/01

                              EMPLOYMENT AGREEMENT

         THIS AGREEMENT is made as of the18th day of December, 2001, among STERLING FINANCIAL CORPORATION ("Corporation"), a Pennsylvania business corporation having a place of business at 101 North Pointe Boulevard, Lancaster, Pennsylvania 17601, BANK OF LANCASTER COUNTY, N.A. ("Bank"), a national banking association having a place of business at, 101 North Pointe Boulevard, Lancaster, Pennsylvania 17601 and J. ROGER MOYER, JR. ("Executive"), an individual residing at 38 Canterbury Court, Lititz, Pennsylvania 17543.

                                   WITNESSETH:

         WHEREAS, the Corporation is a registered financial holding company with Bank of Lancaster County as one of its subsidiaries;

         WHEREAS, Corporation and Bank desire to employ Executive to serve in the capacity of President and Chief Operating Officer of Corporation as of January 1, 2002, and as President and Chief Executive Officer of Corporation as of May 1, 2002, under the terms and conditions set forth herein;

         WHEREAS, Executive desires to accept employment with Corporation and Bank on the terms and conditions set forth herein.

                                   AGREEMENT:

         NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

1. EMPLOYMENT. Corporation and Bank hereby employ Executive and Executive hereby accepts employment with Corporation and Bank, under the terms and conditions set forth in this Agreement.

2. DUTIES OF EMPLOYEE. Executive shall perform and discharge well and faithfully such duties as an executive officer of Corporation and Bank as may be assigned to Executive from time to time by the Board of Directors of Corporation and the Chairman of the Corporation so long as the assignment is consistent with the Executive's office and duties. Executive shall be employed as President and Chief Operating Officer of Corporation, effective January 1, 2002, and shall be promoted to President and Chief Executive Officer of Corporation effective May 1, 2002, and shall hold such other titles as may be given to him from time to time by the Board of Directors of Corporation. Executive shall devote his full time, attention and energies to the business of Corporation and its subsidiaries during the Employment Period (as defined in Section 3 of this Agreement); provided, however, that this
         Section 2 shall not be construed as preventing Executive from (a) engaging in activities incident or necessary to personal investments so long as such investment does not exceed 5% of the outstanding shares of any publicly held company, (b) acting as a member of the Board of Directors of any other corporation or as a member of the Board of Trustees of any other


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         organization, with the prior approval of the Board of Directors of
         Corporation, or (c) being involved in any other activity with the prior approval of the Board of Directors of Corporation. The Executive shall not engage in any business or commercial activities, duties or pursuits which compete with the business or commercial activities of Corporation or its subsidiaries, nor may the Executive serve as a director or officer or in any other capacity in a company which competes with Corporation or its subsidiaries.

3.       TERM OF AGREEMENT.

         (a) This Agreement shall be for a three (3) year period (the "Employment Period") beginning on January 1, 2002, and if not previously terminated pursuant to the terms of this Agreement, the Employment Period shall end three (3) years later; provided however, that this Agreement will be automatically renewed one year later on the first anniversary date of January 1, 2002 (the "Renewal Date") for the three-year period commencing on such date and ending three years later, unless either party gives written notice of non-renewal to the other party at least ninety (90) days prior to the Renewal Date (in which case this Agreement will continue in effect for a term ending two (2) years from the Renewal Date). If this Agreement is renewed on the Renewal Date, it will be automatically renewed on the first anniversary date of the Renewal Date and each subsequent year (the "Annual Renewal Date") for a period ending three years from each Annual Renewal Date, unless either party gives written notice of non-renewal to the other party at least ninety (90) days prior to an Annual Renewal (in which case this Agreement will continue in effect for a term ending two (2) years from the Annual Renewal Date immediately following such notice).

         (b) Notwithstanding the provisions of Section 3(a) of this Agreement, this Agreement shall terminate automatically for Cause (as defined herein) upon written notice from the Board of Directors of Corporation to Executive. As used in this Agreement, "Cause" shall mean any of the following:

                  (i) Executive's conviction of or plea of guilty or nolo contendere to a felony, a crime of falsehood or a crime involving moral turpitude, or the actual incarceration of Executive for a period of forty-five
                           (45) consecutive days or more;

                  (ii) Executive's failure to follow the good faith lawful instructions of the Board of Directors of Corporation with respect to its operations, after written notice from Corporation and a failure to cure such violation within thirty (30) days of said written notice;

                  (iii) Executive's willful failure to substantially perform Executive's duties to Corporation or its subsidiaries, other than a failure resulting from Executive's incapacity because of physical or mental illness, as provided in Section 3 (d)

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                           of this Agreement, after written notice from
                           Corporation or Bank and a failure to cure such violation within thirty (30) days of said written notice;

                  (iv) Executive's intentional violation of the provisions of this Agreement, after written notice from Corporation and a failure to cure such violation within thirty (30) days of said written notice;

                  (v) Dishonesty of the Executive in the performance of his duties;

                  (vi) Executive's removal or prohibition from being an institutional-affiliated party by a final order of an appropriate federal banking agency pursuant to
                           Section 8(e) of the Federal Deposit Insurance Act or by the Office of the Comptroller of the Currency pursuant to national law;

                  (vii) Conduct on the part of the Executive which brings public discredit to Corporation or its subsidiaries, as determined by an affirmative vote of seventy percent (70%) of the disinterested members of the Boards of Directors of Corporation and Bank;

                  (viii) Executive's breach of fiduciary duty involving personal profit.

                  (ix) Unlawful discrimination by the Executive, including harassment against Corporation's or Corporation's subsidiary's employees, customers, business associates, contractors, or vendors, which could result in liability to Corporation or one of its subsidiaries; or

                  (x) Theft or material abuse by executive of Corporation's property or the property of one of Corporation's subsidiaries, or the property of Corporation's or Bank's customers, employees, subsidiaries, contractors, vendors, or business associates.

                  If this Agreement is terminated for Cause, all of Executive's rights under this Agreement shall cease as of the effective date of such termination.

         (c) Notwithstanding the provisions of Section 3(a) of this Agreement, this Agreement shall terminate automatically upon Executive's voluntary termination of employment (other than in accordance with Section 5 of this Agreement) for Good Reason. The term "Good Reason" shall mean (i) the assignment of duties and responsibilities inconsistent with Executive's status as President and Chief Operating Officer of Corporation and, after May 1, 2002, Chief Executive Officer of the Corporation,
                  (ii) a reassignment which requires Executive to move his principal residence more than fifty (50) miles from the location of Corporation's or Bank's principal executive office immediately prior to this Agreement, (iii) any removal of the Executive from office or any adverse change in the terms and conditions of the Executive's employment, except for any termination of the Executive's employment under the

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                  provisions of Section 3(b) of this Agreement, (iv) any
                  reduction in the Executive's Annual Base Salary as in effect on the date this Agreement is executed or as the same may be increased from time to time, except such reductions that are the result of a national financial depression, or national or bank emergency, or (v) any failure of Corporation or Bank to provide the Executive with benefits at least as favorable as those enjoyed by the Executive during the Employment Period under any of the pension or other qualified retirement, life insurance, medical, health and accident, disability or other employee plans of Corporation or Bank, or the taking of any action that would materially reduce any such benefits, unless such reduction is part of a reduction applicable to all employees.

                  At the option of the Executive, exercisable by the Executive within ninety (90) days after the occurrence of the event constituting "Good Reason," the Executive may resign from employment under this Agreement by a notice in writing (the "Notice of Termination") delivered to Corporation and Bank and the provisions of this Section 3(c) of this Agreement shall thereupon apply.

                  If such termination occurs for Good Reason, then Corporation or Bank shall pay Executive an amount equal to the remaining balance of the Agreed Compensation otherwise due to the Executive for the remainder of the then existing Employment Period, which amount shall be payable in equal monthly installments and shall be subject to federal, state and local tax withholdings. In addition, for the remainder of the then existing Employment Period, or until Executive secures substantially similar benefits through other employment, whichever shall first occur, Executive shall receive a continuation of all life, disability, medical insurance and other normal health and welfare benefits in effect with respect to Executive during the two (2) years prior to his termination of employment, or, if Corporation and Bank cannot provide such benefits because Executive is no longer an employee, a dollar amount equal to the cost to Executive of obtaining such benefits (or substantially similar benefits). If permitted under the terms of the plan, Executive may continue to participate in all qualified and non-qualified retirement benefit plans as if his employment had continued through the remaining term of the Agreement. If Executive is not eligible to continue to participate in qualified or non-qualified retirement plans, Executive will receive a lump sum cash payment equal to 29% of the payments to be received for termination of this Agreement under this provision. However, in the event that the payment described herein, when added to all other amounts or benefits provided to or on behalf of the Executive in connection with his termination of employment, would result in the imposition of an excise tax under Code Section 4999, such payments shall be retroactively (if necessary) reduced to the extent necessary to avoid such excise tax imposition. Upon written notice to Executive, together with calculations of Corporation's independent auditors, Executive shall remit to Corporation the amount of the reduction plus such interest as may be necessary to avoid the imposition of such excise tax. Notwithstanding the foregoing or any other provision of this contract to the contrary, if any portion of the amount herein payable to the Executive is determined to be non-deductible, pursuant

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                  to the regulations promulgated under Section 280G of the
                  Internal Revenue Code of 1986, as amended (the "Code"), the Corporation shall be required only to pay to Executive the amount determined to be deductible under Section 280G.

         (d) Notwithstanding the provisions of Section 3(a) of this Agreement, this Agreement shall terminate automatically upon Executive's Disability and Executive's rights under this Agreement shall cease as of the date of such termination; provided, however, that Executive shall nevertheless be entitled to receive any benefits that may be available under any disability plan of Corporation and Bank, until the earliest of (i) Executive's return to employment, (ii) his attainment of age 65, or (iii) his death. In addition, Executive shall receive for such period a continuation of all life, disability, medical insurance and other normal health and welfare benefits in effect with respect to Executive during the two (2) years prior to his disability, or, if Corporation and Bank cannot provide such benefits because Executive is no longer an employee, a dollar amount equal to the cost to Executive of obtaining such benefits (or substantially similar benefits). For purposes of this Agreement, the Executive shall have a Disability if, as a result of physical or mental injury or impairment, Executive is unable to perform all of the essential job functions of his position on a full time basis taking into account any reasonable accommodation required by law, and without posting a direct threat to himself and others, for a period of one hundred eighty (180) days or more. The Executive shall have no duty to mitigate any payment provided for in this Section 3(d) by seeking other employment.

         (e) Executive agrees that in the event his employment under this Agreement is terminated, regardless of the reason for termination, Executive shall resign as a director of Corporation and Bank, or any affiliate or subsidiary thereof, if he is then serving as a director of any of such entities.

         (f) The term "Agreed Compensation" shall equal the sum of (A) the Executive's highest Annual Base Salary under the Agreement, and (B) the average of the Executive's annual bonuses with respect to the three (3) calendar years immediately preceding the Executive's termination; provided, however, that if the Executive is terminated after January 1, 2003, but before January 1, 2004, then Agreed Compensation shall equal the sum of (A) the Executive's highest Annual Base Salary under the Agreement and (B) the Executive's annual bonus for 2002. If the Executive is terminated after January 1, 2004, but before January 1, 2005, then Agreed Compensation shall equal the sum of (A) the Executive's highest Annual Base Salary under the Agreement and (B) the average of the Executive's annual bonuses for 2002 and 2003.

4.       EMPLOYMENT PERIOD COMPENSATION.

         (a) Annual Base Salary. For services performed by Executive under this Agreement, Corporation shall pay Executive an Annual Base Salary during the Employment Period at the rate of Two Hundred Seventy Thousand Dollars ($270,000.00) per year

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                  (subject to applicable withholdings and deductions) payable at the same times as salaries are payable to other executive employees of Corporation. Corporation may, from time to time, increase Executive's Annual Base Salary, and any and all such increases shall be deemed to constitute amendments to this
                  Section 4(a) to reflect the increased amounts, effective as of the date established for such increases by the Board of Directors of Corporation or any committee of such Board in the resolutions authorizing such increases.

         (b) Bonus. For services performed by Executive under this Agreement, Corporation may, from time to time, pay a bonus or bonuses to Executive as Corporation, in its sole discretion, deems appropriate. The payment of any such bonuses shall not reduce or otherwise affect any other obligation of Corporation or Bank to Executive provided for in this Agreement. Executive is entitled to participate in the bonus programs available to senior executives.

         (c) Paid Time Off and/or Vacations. During the term of this Agreement, Executive shall be entitled to paid time off in accordance with the policies as established from time to time by the Boards of Directors of Corporation and Bank for the Corporation's and Bank's senior management.

         (d) Automobile. During the term of this Agreement, Corporation and Bank shall provide Executive with exclusive use of an automobile mutually agreed upon by Corporation and Bank and reasonably consistent with Executive's position. Corporation and Bank shall be responsible and shall pay for all costs of insurance coverage, repairs, maintenance and other operating and incidental expenses, including license, fuel and oil. Corporation and Bank shall provide Executive with a replacement automobile at approximately the time Executive's automobile reaches three (3) years of age or 50,000 miles, whichever is first, and approximately every three (3) years or 50,000 miles thereafter, upon the same terms and conditions.

         (e) Employee Benefit Plans. During the term of this Agreement, Executive shall be entitled to participate in or receive the benefits of any employee benefit plan currently in effect at Corporation and Bank, subject to the terms of said plan, until such time that the Boards of Directors of Corporation and Bank authorize a change in such benefits. Corporation and Bank shall not make any changes in such plans or benefits which would adversely affect Executive's rights or benefits thereunder, unless such change occurs pursuant to a program applicable to all executive officers of Corporation and Bank and does not result in a proportionately greater adverse change in the rights of or benefits to Executive as compared with any other executive officer of Corporation and Bank. Nothing paid to Executive under any plan or arrangement presently in effect or made available in the future shall be deemed to be in lieu of the salary payable to Executive pursuant to Section 4(a) hereof.

         (f) Business Expenses. During the term of this Agreement, Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by him, which

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                  are properly accounted for, in accordance with the policies and procedures established by the Boards of Directors of Corporation and Bank for their executive officers. Corporation shall reimburse Executive for any and all initiation fees, membership dues, assessments, and reasonable related business expenses associated with the Executive's membership in a mutually agreeable country club and the Hamilton Club of Lancaster.

         (g) Stock Options. Executive shall be entitled to participate in the Corporation's stock option plans consistent with his position as a member of Corporation's and Bank's senior management. Upon a Change in Control (as defined in Section 5(b) of this Agreement), all options theretofore granted to the Executive by the Corporation and not previously exercisable shall become fully exercisable to the same extent and in the same manner as if they had become exercisable by passage of time or by virtue of the Corporation achieving certain performance objectives in accordance with the relevant provisions of any plan and any agreement.

5.       TERMINATION OF EMPLOYMENT FOLLOWING CHANGE IN CONTROL.

         (a) If a Change in Control (as defined in Section 5(b) of this Agreement) shall occur, then, at the option of Executive, exercisable by Executive within three hundred sixty five (365) days of the Change in Control, Executive may resign from employment with Corporation and Bank (or, if involuntarily terminated, give notice of intention to collect benefits under this Agreement) by delivering a notice in writing (the "Notice of Termination") to Corporation and Bank and the provisions of
                  Section 6 of this Agreement shall apply.

         (b) As used in this Agreement, "Change in Control" shall mean the occurrence of any of the following:

                  (i) (A) a merger, consolidation or division involving Corporation or Bank, (B) a sale, exchange, transfer or other disposition of substantially all of the assets of Corporation or Bank, or (C) a purchase by Corporation or Bank of substantially all of the assets of another entity, unless (y) such merger, consolidation, division, sale, exchange, transfer, purchase or disposition is approved in advance by seventy percent (70%) or more of the members of the Board of Directors of Corporation or Bank (of the entity affected by the transaction) who are not interested in the transaction and (z) a majority of the members of the Board of Directors of the legal entity resulting from or existing after any such transaction and of the Board of Directors of such entity's parent corporation, if any, are former members of the Board of Directors of Corporation or Bank (of the entity affected by the transaction);

                  (ii) any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the "Exchange Act")), other than Corporation or Bank or any "person" who on the date hereof is a director or

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                           officer of Corporation or Bank is or becomes the
                           "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Corporation or Bank representing twenty-five (25%) percent or more of the combined voting power of Corporation or Bank's then outstanding securities; or

                  (iii) during any period of two (2) consecutive years during the term of Executive's employment under this Agreement, individuals who at the beginning of such period constitute the Board of Directors of Corporation or Bank cease for any reason to constitute at least a majority thereof, unless the election of each director who was not a director at the beginning of such period has been approved in advance by directors representing at least two-thirds of the directors then in office who were directors at the beginning of the period; or

                  (iv) any other change in control of Corporation and Bank similar in effect to any of the foregoing.

6.       RIGHTS IN EVENT OF TERMINATION OF EMPLOYMENT FOLLOWING CHANGE IN
         CONTROL.

         (a) In the event that Executive delivers a Notice of Termination (as defined in Section 5(a) of this Agreement) to Corporation and Bank, Executive shall be entitled to receive the compensation and benefits set forth below:

                  If, at the time of termination of Executive's employment, a "Change in Control" (as defined in Section 5(b) of this Agreement) has also occurred, Corporation and Bank shall pay Executive a lump sum amount equal to and no greater than 2.99 times the Executive's Agreed Compensation as defined in
                  Section 3(f) of this Agreement (the payment of which shall be subject to applicable taxes and withholdings). In addition, for a period of three (3) years from the date of termination of employment, or until Executive secures substantially similar benefits through other employment, whichever shall first occur, Executive shall receive a continuation of all life, disability, medical insurance and other normal health and welfare benefits in effect with respect to Executive during the two (2) years prior to his termination of employment, or, if Corporation and Bank cannot provide such benefits because Executive is no longer an employee, a dollar amount equal to the cost to Executive of obtaining such benefits (or substantially similar benefits). If permitted under the terms of the plan, Executive may continue to participate in all qualified and non- qualified retirement plans as if his employment had continued through the then remaining term of the Agreement. If Executive is not eligible to participate in non- qualified or qualified retirement plans, Executive will receive a lump sum cash payment equal to 29% of the payments to be received for termination of the Agreement under this provision. However, in the event the payment described herein, when added to all other amounts or benefits provided to or on behalf of the Executive in connection with his termination of employment, would result in the imposition of an excise tax under Code Section 4999, such payments shall be retroactively (if

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                  necessary) reduced to the extent necessary to avoid such
                  excise tax imposition. Upon written notice to Executive, together with calculations of Corporation's independent auditors, Executive shall remit to Corporation the amount of the reduction plus such interest as may be necessary to avoid the imposition of such excise tax. Notwithstanding the foregoing or any other provision of this contract to the contrary, if any portion of the amount herein payable to the Executive is determined to be non- deductible pursuant to the regulations promulgated under Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), the Corporation shall be required only to pay to Executive the amount determined to be deductible under Section 280G.

         (b) Executive shall not be required to mitigate the amount of any payment provided for in this Section 6 by seeking other employment or otherwise. Unless otherwise agreed to in writing, the amount of payment or the benefit provided for in this Section 6 shall not be reduced by any compensation earned by Executive as the result of employment by another employer or by reason of Executive's receipt of or right to receive any retirement or other benefits after the date of termination of employment or otherwise.

7.       RIGHTS IN EVENT OF TERMINATION OF EMPLOYMENT ABSENT CAUSE.

         (a) In the event that Executive's employment is involuntarily terminated by Corporation and/or Bank without Cause, and in a situation not addressed by the Change in Control provisions set forth in Section 6 of this Agreement, Corporation and Bank shall pay Executive an amount equal to 2.0 times the Executive's Agreed Compensation or the remaining balance of the Agreed Compensation otherwise due to the Executive for the remainder of the then existing Employment Period, whichever is greater, and shall be payable in equal monthly installments and shall be subject to federal, state and local tax withholdings. In addition, for the remainder of the then existing Employment Period or until Executive secures substantially similar benefits through other employment, whichever shall first occur, Executive shall receive a continuation of all life, disability, medical insurance and other normal health and welfare benefits in effect with respect to Executive during the two (2) years prior to his termination of employment, or, if Corporation and Bank cannot provide such benefits because Executive is no longer an employee, a dollar amount equal to the cost to Executive of obtaining such benefits (or substantially similar benefits). In addition, if permitted pursuant to the terms of the plan, Executive may continue to participate in all qualified and non-qualified retirement benefits plans as if his employment had continued through the then remaining term of the Agreement. If Executive is not eligible to participate in non-qualified or qualified retirement plans, Executive will receive a lump sum cash payment equal to 29% of the payments to be received for termination of the Agreement under this provision. However, in the event the payment described herein, when added to all other amounts or benefits provided to or on behalf of the Executive in connection with his termination of employment, would result in the imposition of an excise tax under

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                  Code Section 4999, such payments shall be retroactively (if necessary). However, in the event the payment described herein, when added to all other amounts or benefits provided to or on behalf of the Executive in connection with his termination of employment, would result in the imposition of an excise tax under Code Section 4999, such payments shall be retroactively (if necessary) reduced to the extent necessary to avoid such excise tax imposition. Upon written notice to Executive, together with calculations of Corporation's independent auditors, Executive shall remit to Corporation the amount of the reduction plus such interest as may be necessary to avoid the imposition of such excise tax. Notwithstanding the foregoing or any other provision of this contract to the contrary, if any portion of the amount herein payable to the Executive is determined to be non-deductible pursuant to the regulations promulgated under Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), the Corporation shall be required only to pay to Executive the amount determined to be deductible under Section 280G.

         (b) Executive shall not be required to mitigate the amount of any payment provided for in this Section 7 by seeking other employment or otherwise. Unless otherwise agreed to in writing, the amount of payment or the benefit provided for in this Section 7 shall not be reduced by any compensation earned by Executive as the result of employment by another employer or by reason of Executive's receipt of or right to receive any retirement or other benefits after the date of termination of employment or otherwise.

8.       COVENANT NOT TO COMPETE.

         (a) Executive hereby acknowledges and recognizes the highly competitive nature of the business of Corporation and Bank and accordingly agrees that, during and for the applicable period set forth in Section 8(c) hereof, Executive shall not, except as otherwise permitted in writing by the Corporation and the
                  Bank:

                  (i) be engaged, directly or indirectly, either for his own account or as agent, consultant, employee, partner, officer, director, proprietor, investor (except as an investor owning less than 5% of the stock of a publicly owned company) or otherwise of any person, firm, corporation or enterprise engaged in (1) the banking (including financial or bank holding company) or financial services industry, or
                           (2) any other activity in which Corporation or Bank or any of their subsidiaries or affiliates, other than Town and Country, Inc. and Equipment Finance, Inc., are engaged during the Employment Period, and remain so engaged at the end of the Employment Period, in any county in which, at any time during the Employment Period or on the date of termination of the Executive's employment, Corporation, Bank or any of their subsidiaries or affiliates conducted business, or in any county contiguous to such a county, including countries located outside of the Commonwealth of Pennsylvania (the "Non-Competition Area"); or


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                  (ii)     provide financial or other assistance to any person,
                           firm, corporation, or enterprise engaged in (1) the banking (including financial or bank holding company) or financial services industry, or (2) any other activity in which Corporation or Bank or any of their subsidiaries or affiliates, other than Town and Country, Inc. and Equipment Finance, Inc., are engaged during the Employment Period, in the Non-Competition Area; or

                  (iii) directly or indirectly contact, solicit or induce any person, corporation or other entity who or which is a customer or referral source of Corporation or any of its subsidiaries or affiliates, on the Effective Date; at any time during the Employment Period; or on the effective date of termination of the Executive's employment; or

                  (iv) directly or indirectly solicit, induce or encourage any employee of Corporation or any of its subsidiaries or affiliates, who is employed on the Effective Date; at any time during the Employment Period; or on the effective date of termination of the Executive's employment, to leave the employ of Corporation or any of its subsidiaries or affiliates or to seek, obtain or accept employment with any person other than Corporation or any of its subsidiaries or affiliates.

         (b) It is expressly understood and agreed that, although Executive and Corporation and Bank consider the restrictions contained in Section 8(a) and (c) of this Agreement reasonable for the purpose of preserving for Corporation and Bank and their subsidiaries their good will and other proprietary rights, if a final judicial determination is made by a court having jurisdiction that the time or territory or any other restriction contained in Section 8(a) and (c) of this Agreement is an unreasonable or otherwise unenforceable restriction against Executive, the provisions of Section 8(a) and (c) of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such other extent as such court may judicially determine or indicate to be reasonable.

         (c) The provisions of this Section 8 shall be applicable commencing on January 1, 2002 and ending on one of the following dates, as applicable:

                  (i) if Executive's employment terminates in accordance with the provisions of Section 3(c) of this Agreement (relating to termination for Good Reason), the end of the then existing Employment Period; or

                  (ii) if Executive's employment terminates in accordance with the provisions of Section 3(b) of this Agreement (relating to termination for Cause), the second anniversary date of the effective date of termination of employment; or

                  (iii) if the Executive voluntarily terminates his employment in accordance with the provisions of
                           Section 5 of this Agreement (relating to termination from

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                           following Change in Control), the second anniversary
                           date of the effective date of termination of employment; or

                  (iv) if the Executive's employment is involuntarily terminated in accordance with the provisions of
                           Section 7 of this Agreement (relating to Termination Absent Cause), the second anniversary date of the effective date of termination of employment; or

                  (v) if the Executive voluntarily terminates his employment without Good Reason and absent Change in Control, the second anniversary date of the effective date of termination of employment; or

                  (vi) if the Agreement expires by its terms in accordance with the provisions of Section 3(a) and other than for Cause, the second anniversary date of the effective date of termination of employment.

9. UNAUTHORIZED DISCLOSURE. During the term of his employment hereunder, or at any later time, the Executive shall not, without the written consent of the Boards of Directors of Corporation and Bank or a person authorized thereby, knowingly disclose to any person, other than an employee of Corporation or Bank or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by the Executive of his duties as an executive of Corporation and Bank, any material confidential information obtained by him while in the employ of Corporation and Bank with respect to any of Corporation and Bank's services, products, improvements, formulas, designs or styles, processes, customers, customer lists, methods of business or any business practices the disclosure of which could be or will be damaging to Corporation or Bank; provided, however, that confidential information shall not include any information known generally to the public (other than as a result of unauthorized disclosure by the Executive or any person with the assistance, consent or direction of the Executive) or any information of a type not otherwise considered confidential by persons engaged in the same business of a business similar to that conducted by Corporation and Bank or any information that must be disclosed as required by law.

10. WORK MADE FOR HIRE. Any work performed by the Executive under this Agreement should be considered a "Work Made for Hire" as that phrase is defined by the U.S. patent laws and shall be owned by and for the express benefit of Corporation, Bank and their subsidiaries and affiliates. In the event it should be established that such work does not qualify as a Work Made for Hire, the Executive agrees to and does hereby assign to Corporation, Bank and their affiliates and subsidiaries, all of his rights, title, and/or interest in such work product, including, but not limited to, all copyrights, patents, trademarks, and proprietary rights.

11. RETURN OF COMPANY PROPERTY AND DOCUMENTS. The Executive agrees that, at the time of termination of his employment, regardless of the reason for termination, he will deliver to Corporation, Bank and their subsidiaries and affiliates, any and all company property, including, but not limited to, keys, security codes or passes, mobile telephones, pagers,

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         computers, devices, confidential information (as defined in this
         Agreement), records, data, notes, reports, proposals, lists, correspondence, specification, drawings, blueprints, sketches, software programs, equipment, other documents or property, or reproductions of any of the aforementioned items developed or obtained by the Executive during the course of his employment.

12. LIABILITY INSURANCE. Corporation and Bank shall use their best efforts to obtain insurance coverage for the Executive under an insurance policy covering officers and directors of Corporation and Bank against lawsuits, arbitrations or other legal or regulatory proceedings; however, nothing herein shall be construed to require Corporation and/or Bank to obtain such insurance, if the Board of Directors of the Corporation and/or Bank determine that such coverage cannot be obtained at a reasonable price.

13. NOTICES. Except as otherwise provided in this Agreement, any notice required or permitted to be given under this Agreement shall be deemed properly given if in writing and if mailed by registered or certified mail, postage prepaid with return receipt requested, to Executive's residence, in the case of notices to Executive, and to the principal executive offices of Corporation and Bank, in the case of notices to Corporation and Bank.

14. WAIVER. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Executive and an executive officer specifically designated by the Boards of Directors of Corporation. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

15. ASSIGNMENT. This Agreement shall not be assignable by any party, except by Corporation and Bank to any successor in interest to their respective businesses.

16. ATTORNEY'S FEES AND COSTS. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorney's fees, costs, and necessary disbursements in addition to any other relief that may be proper.

17. INDEMNIFICATION. The Corporation and/or Bank will indemnify the Executive, to the fullest extent permitted under Pennsylvania and federal law, with respect to any threatened, pending or completed legal or regulatory action, suit or proceeding brought against him by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another person or entity. To the fullest extent permitted by Pennsylvania and federal law, the Corporation will, in advance of final disposition, pay any and all expenses incurred by the Executive in connection with any threatened, pending or completed legal or regulatory action, suit or proceeding with respect to which he may be entitled to indemnification hereunder.

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18.      ENTIRE AGREEMENT. This Agreement supersedes any and all agreements, either oral or in writing, between the parties with respect to the employment of the Executive by the Bank and/or Corporation, including the Change of Control Agreement dated August 4, 1999, and this Agreement contains all the covenants and agreements between the parties with respect to employment.

19.      SUCCESSORS; BINDING AGREEMENT.

         (a) Corporation will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the businesses and/or assets of Corporation and/or its subsidiaries to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Corporation and Bank would be required to perform it if no such succession had taken place. Failure by Corporation to obtain such assumption and agreement prior to the effectiveness of any such succession shall constitute a breach of this Agreement and the provisions of Section 3 of this Agreement shall apply.

         (b) This Agreement shall inure to the benefit of and be enforceable by Executive's personal or legal representatives, executors, administrators, heirs, distributees, devisees and legatees. If Executive should die after a Notice of Termination is delivered by Executive, or following termination of Executive's employment without Cause, and any amounts would be payable to Executive under this Agreement if Executive had continued to live, all such amounts shall be paid in accordance with the terms of this Agreement to Executive's devisee, legatee, or other designee, or, if there is no such designee, to Executive's estate.

20. ARBITRATION. Corporation, Bank and Executive recognize that in the event a dispute should arise between them concerning the interpretation or implementation of this Agreement, (except for any enforcement sought with respect to Sections 8, 9, 10 or 11 of this Agreement which may be litigated in court,) lengthy and expensive litigation will not afford a practical resolution of the issues within a reasonable period of time. Consequently, each party agrees that all disputes, disagreements and questions of interpretation concerning this Agreement are to be submitted for resolution, in Philadelphia, Pennsylvania, to the American Arbitration Association (the "Association") in accordance with the Association's National Rules for the Resolution of Employment Disputes or other applicable rules then in effect ("Rules"). Corporation, Bank or Executive may initiate an arbitration proceeding at any time by giving notice to the other in accordance with the Rules. Corporation and Bank and Executive may, as a matter of right, mutually agree on the appointment of a particular arbitrator from the Association's pool. The arbitrator shall not be bound by the rules of evidence and procedure of the courts of the Commonwealth of Pennsylvania but shall be bound by the substantive law applicable to this Agreement. The decision of the arbitrator, absent fraud, duress, incompetence or gross and obvious error of fact, shall be final and binding upon the parties and shall be enforceable in courts of proper jurisdiction. Following written notice of a request for arbitration, Corporation, Bank and Executive shall be entitled to an injunction restraining all further proceedings in any pending or subsequently filed litigation concerning

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         this Agreement, except as otherwise provided herein or any enforcement sought with respect to Sections 8, 9 , 10 or 11.

21. NO MITIGATION OR OFFSET. The Executive will not be required to mitigate the amount of any payment provided for in this Agreement by seeking employment or otherwise; nor will any amounts or benefits payable or provided hereunder be reduced in the event he does not secure employment, except as otherwise provided herein.

22. VALIDITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

23. APPLICABLE LAW. This Agreement shall be governed by and construed in accordance with the domestic, internal laws of the Commonwealth of Pennsylvania, without regard to its conflicts of laws principles.

24. HEADINGS. The section headings of this Agreement are for convenience only and shall not control or affect the meaning or construction or limit the scope or intent of any of the provisions of this Agreement.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

ATTEST:                         STERLING FINANCIAL CORPORATION


   /s/ Ronald L. Bowman         By   /s/ Glenn R. Walz
---------------------------        ---------------------------------------------
 Secretary                            Vice Chairman of the Board of Directors


                                BANK OF LANCASTER COUNTY, N.A.


  /s/ Ronald L. Bowman          By   /s/ Glenn R. Walz
--------------------------         ---------------------------------------------
 Secretary                           Vice Chairman of the Board of Directors


WITNESS:

/s/ Kathleen A. Prime             /s/ J. Roger Moyer, Jr
---------------------------     ------------------------------------------------
                                      J. Roger Moyer, Jr.
                                      "Executive"


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